Exhibit 5.22

[SHER GARNER CAHILL RICHTER
KLEIN & HILBERT, L.L.C. Letterhead]

Robert P. Thibeaux, Member rthibeaux@shergarner.com Direct Dial: (504) 299-2110 Direct Fax: (504) 299-2310	(504) 299-2100 FAX (504) 299-2300

[          ], 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, TX 75234

Ladies and Gentlemen:

We have acted as special Louisiana counsel to Southern Trace Country Club of Shreveport, Inc., a Louisiana corporation (the “Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantor and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Company, the Guarantor and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantor) and Wilmington Trust FSB, as trustee (the “Trustee”). The Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the Registration Statement and the Indenture, which Indenture has been filed with the Commission as an exhibit to the Registration Statement. The Registration Statement is attached hereto as Exhibit “A”. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant or necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor, including the Officer’s Certificate dated November 30, 2010 and [          ], 2011.

In rendering the opinions set forth below we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that the Exchange Notes and the Indenture are the Issuer’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein (excluding the Guarantor), and the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             The Guarantor is duly formed, validly existing and in good standing under the laws of the State of Louisiana, and has the power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

2.             The Guarantor has duly authorized, executed and delivered the Indenture.

3.             The Guarantee has duly authorized and issued by the Guarantor.

4.             The execution and delivery by the Guarantor of the Indenture and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby (a) do not and will not violate its organizational documents and (b) do not and will not violate any Louisiana statute or any rule or regulation issued pursuant to any Louisiana statute or any order identified to us by such Guarantor and issued by any court or governmental agency or body and binding on such Guarantor.

5.             When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon consummation of the exchange described in the Registration Statement, the Guarantee of the Guarantor will constitute the valid and legally binding obligation(s) of the Guarantor enforceable against the Guarantor in accordance with its terms, subject, to the extent Louisiana law is applicable thereto, to a guarantor’s limited right to terminate a guaranty with respect to future debt, as provided in Louisiana Civil Code article 3061.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law), including an implied covenant of good faith and fair dealing. We do not express any opinion concerning any law other that the laws of the State of Louisiana.

The foregoing opinions may be relied upon by counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

Sher Garner Cahill Richter Klein & Hilbert, LLC

Exhibit “A”- Registration Statement

Southern Trace Country Club of Shreveport, Inc. (the “Louisiana Corporation”)

Section 83A(l) of the Louisiana Business Corporation Law (the “LBCL”) permits corporations to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 83A(2) of the LBCL provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 83(B) of the LBCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Any indemnification under Section 83A of the LBCL, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; (ii) if such a quorum is not obtainable and the board of directors so directs, by independent legal counsel; or (iii) by the stockholders.

The indemnification provided for by Section 83 of the LBCL shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw,

agreement, authorization of stockholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person’s willful or intentional misconduct.

The Louisiana Corporation’s certificate of incorporation limits the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except to the extent such limitation is not permitted under the LBCL.

The Louisiana Corporation’s by-laws provide that the Louisiana Corporation shall indemnify any person who is a director, officer or legal representative of the Louisiana Corporation or who is serving in such capacity at another entity at the request of the Louisiana Corporation to the fullest extent permitted by applicable law, if such person has acted in good faith an in a manner that he or she reasonably believed to in, or not opposed to, the best interest of the Louisiana Corporation. The Louisiana Corporation shall advance expenses incurred by such persons, provided that they undertake to repay all advancements if it is ultimately determined that they are not entitled to indemnification. If a claim for indemnification is not paid within thirty days, then such person may file suit for the unclaimed amount, and the Louisiana Corporation bears the burden of proving that such person is not entitled to indemnification. The right to indemnification is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. The Louisiana Corporation shall be required to indemnify such person in connection with a proceeding commenced by the person only if the proceeding was authorized by the board of directors of the Louisiana Corporation.